Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com

Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Stephen D. Newlin to Transition from Executive Chairman of the Board of Directors for Univar Solutions

•	Mr. Newlin has elected to retire as an employee, effective December 31, 2019.

•	Mr. Newlin will serve as Non-Executive Chairman during a planned transition and will remain on the board and stand for election as a director in 2020

•	Christopher D. Pappas, the Company’s current Independent Lead Director, is expected to be named Independent Chairman at the May 2020 annual meeting

DOWNERS GROVE, IL, November 1, 2019 – Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or “the Company”), a global chemical and ingredient distributor and provider of value-added services, today announced Stephen D. Newlin, the Company’s current Executive Chairman will retire as an employee of the Company and become Chairman, effective December 31, 2019. Mr. Newlin will serve as Non-Executive Chairman during a transition where he is expected to be succeeded by Independent Lead Director, Christopher D. Pappas, as of the 2020 annual shareholder meeting. This planned transition marks the next step in the ongoing evolution of the Company’s governance practices. Mr. Newlin will remain on the Board and stand for election as a director at the May 2020 annual meeting to help guide Univar Solutions’ continuing transformation.

“I am proud to have served as Univar’s Executive Chairman during this pivotal period in our Company’s history as we completed the merger with Nexeo Solutions and created Univar Solutions – a global powerhouse in our industry. I am honored to be asked by our Board to remain a director following this transition and I look forward to continuing my service as a Board member,” said Newlin. “Since David Jukes’ appointment as President and Chief Executive Officer in 2018, the Board and I have seen his leadership grow and move Univar Solutions closer to becoming a high-performance, innovative, growth company that consistently delivers unsurpassed value for all of our stakeholders. I’m also pleased we have someone of Chris’s caliber to serve as our Independent Chairman of the Board. The Board and I believe in this governance best practice and we continue to improve our governance following our emergence as a public company in 2015.

After his election to the Board in 2014, Mr. Newlin served as Chairman, President and Chief Executive Officer of the Company from 2016 to 2018 and thereafter as Executive Chairman. During his time at Univar, Mr. Newlin led the development of a new strategy and leadership team to transform the Company into a growth-driven enterprise, which included leading the process to find and develop a successor. He established the three strategic priorities of Commercial Greatness, Operational Excellence and One Univar, which is now a benchmark for instituting a growth culture where discipline and rigor lead to success. Under his direction, Univar reversed declines and returned to consistent profitable growth for the first time since 2014.

“I want to thank Steve for his invaluable leadership on the board as Executive Chairman and I am looking forward to his continued support as we continue to redefine distribution and become the most valued chemical and ingredients distributor on the planet,” said Jukes.

“I look forward to working with Steve in what will be yet another successful transition as I prepare to serve as Chairman,” said Pappas. “I’m excited to continue my work with Steve and David to streamline, innovate and grow the Company as we execute Univar Solutions’ strategic plan to unlock shareholder value through improved margins, increased share, and market growth.”

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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